UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016
Performant Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Canyons Parkway
Livermore, California 94551
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 960-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01.  Entry into a Material Definitive Agreement.
On July 26, 2016, Performant Business Services, Inc., which is a wholly-owned subsidiary of Performant Financial Corporation (the “Company”) and is the borrower under that certain Credit Agreement dated as March 19, 2012 with Madison Capital Funding LLC, as agent (the “Agent”) and the lenders party thereto from time to time (as amended, the “Credit Agreement”), entered into Amendment No. 5 to the Credit Agreement (the “Fifth Amendment”). The Company and certain other of its subsidiaries are guarantors of the obligations under the Credit Agreement.
Pursuant to the Fifth Amendment, the Company’s financial covenants were modified as follows:

•
The total debt to EBITDA ratio of 3.25 to 1.0, which was in effect for the computation period ending as of September 30, 2017, has been revised under the Fifth Amendment to be 4.75 to 1.0 for that period.

•	The interest coverage ratio, which was not in effect for the computation period ending as of September 30, 2017, has been revised under the Fifth Amendment to be 1.75 to 1.0 for that period.

•
The fixed charge coverage ratio of 1.20 to 1.0, which was in effect for the computation period ending as of September 30, 2017, has been revised under the Fifth Amendment to no longer apply to that period.

The Company’s obligation to apply, on an annual basis, a percentage, which may fluctuate between 25% and 75% (determined based upon the Company’s total debt to EBITDA ratio), of its annual excess cash flow as a mandatory prepayment of the loans under the Credit Agreement has also been modified. Pursuant to the Fifth Amendment, the Company will be required to apply 75% of its excess cash flow each quarter as a mandatory prepayment of the loans under the Credit Agreement. In addition, without the consent of the Agent and lenders holding more than 50% of the revolving loan commitments under the Credit Agreement, the Company will no longer be permitted to request revolving loans; however, this will not affect the Company’s ability to utilize the letter of credit sub-facility under Credit Agreement.
In connection with Amendment No. 4 to the Credit Agreement dated as of February 19, 2016, the Company deposited $7.5 million into a deposit account which is subject to the exclusive control of the Agent. Pursuant to the Fifth Amendment, the date on which these funds will be remitted to the Agent for application to the term loans or other obligations, as applicable, under the Credit Agreement has been extended by one month, to October 31, 2016 (or such later date not more than thirty (30) days thereafter as may be agreed by Agent in its sole discretion); however, all or a portion of these funds may also be returned to the Company if the Agent and the requisite lenders under the Credit Agreement elect otherwise in their sole discretion. These funds may also be remitted in accordance with the foregoing sentence prior to October 31, 2016 if an event of default has occurred and is continuing under the Credit Agreement.
The foregoing summary of the Fifth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item  9.01    Financial Statements and Exhibits.
(d)    Exhibits

10.1	Amendment No. 5 to Credit Agreement, dated as of July 26, 2016, by and among Performant Business Services, Inc., the Lenders party hereto, and Madison Capital Funding LLC.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 1, 2016
PERFORMANT FINANCIAL CORPORATION

By: /s/ Hakan Orvell
Hakan Orvell
Chief Financial Officer